Exhibit No. 12.
Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)

                                                12 Months Ended
                                                   March 31,
                                               2002         2001
                                             -------      -------
                                            (Dollars in Thousands)
Earnings

Income before income taxes                   $46,523      $44,180
Plus debt expense                             18,316       17,154
Plus allowance for borrowed
   funds used during construction              3,442        3,299
Plus interest portion of rental expense          376          363
                                             -------      -------
                                             $68,657      $64,996
                                             =======      =======
Fixed Charges

Debt expense                                 $18,316      $17,154
Plus allowance for borrowed
   funds used during construction              3,442        3,299
Plus interest portion of rental expense          376          363
                                             -------      -------
                                             $22,134      $20,816
                                             =======      =======
Ratio of Earnings to Fixed Charges (1)          3.10         3.12

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(1)  For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.